EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 27, 2013, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio- California Series 24 and Closed-End Strategy:
Master Municipal Income Portfolio - New York Series 24 (included in Invesco Unit Trusts, Series 1383) as of November 27, 2013, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-191042) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 27, 2013